Exhibit 10.iii.g

Pursuant to the Management Incentive Plan (“MIP”) of The Mosaic Company (the “Company”), key managers of the Company and its subsidiaries, including executive officers, are eligible for annual cash incentive compensation based upon the attainment of business performance goals that are pre-established by the Board of Directors of the Company, upon the recommendation of the Compensation Committee or a subcommittee of outside directors. Attainment of the performance measures determines the amount of the incentive payment for executive officers and all or a portion of the amount of the incentive payment for other participants. Threshold, target and maximum payout levels are set based upon the extent to which the specified performance measures are attained. Target annual incentive awards for executive officers range from 45% to 100% of base salary for the fiscal year ending May 31, 2008. The performance measures for the fiscal year ending May 31, 2008 for executive officers are (i) consolidated operating earnings plus equity in net earnings of nonconsolidated companies (“operating and equity earnings”) and (ii) consolidated net cash flow (“cash flow”), except that the performance measures for executive officers who are leaders of the Company’s business units are based 60% on consolidated operating and equity earnings and consolidated cash flow and 40% on operating and equity earnings and cash flow of their respective business units. The threshold for payout under the corporate operating earnings measure must be attained before any payout is made under the MIP.